Exhibit 99.1

CRITEO APPOINTS DAVE ANDERSON AS INTERIM CHIEF FINANCIAL OFFICER

NEW YORK – May 15, 2020 – Criteo S.A. (NASDAQ: CRTO), the global technology company powering the world’s marketers with trusted and impactful advertising, today announced the appointment of Dave Anderson as interim Chief Financial Officer for a six-month engagement in replacement of Benoit Fouilland, effective May 18, 2020.

As the prior CFO of Nielsen Holdings and Honeywell International, Dave Anderson is a highly experienced and senior finance and operations leader who has worked in diverse global companies across a range of industries. In addition to a strong CFO skills set, Dave brings significant experience in driving, with company leaders and boards of directors, complex company transformations, including optimization of organization design and internal operations. Dave Anderson has been recognized by Institutional Investor magazine as one of America’s Top CFOs in Institutional Investor’s annual survey of investors and sell-side analysts.

“I’m excited and honored to join Criteo at this pivotal point in its trajectory,” said Dave Anderson. “I very much look forward to working with Megan and the executive team to help drive Criteo’s transformation in this critical time”.

“Dave is an amazing leader,” said Megan Clarken, CEO. “He brings a deep wealth of experience and expertise in transforming companies which will help Criteo strike the appropriate balance between a necessary right-sizing of the cost base and increased investments in its strategic initiatives”.

During his engagement, Dave Anderson will be Criteo’s principal financial officer and principal accounting officer.

Benoit Fouilland, whose planned departure was announced on March 2, 2020, will support Dave and the Company to ensure a smooth transition through June 30, 2020 as required. In the interim, the Company continues to actively search for a permanent Chief Financial Officer.

About Criteo

Criteo (NASDAQ: CRTO) is the global technology company powering the world’s marketers with trusted and impactful advertising. 2,700 Criteo team members partner with over 20,000 customers and thousands of publishers around the globe to deliver effective advertising across all channels, by applying advanced machine learning to unparalleled data sets. Criteo empowers companies of all sizes with the technology they need to better know and serve their customers. For more information, please visit www.criteo.com.

Contacts

Criteo Investor Relations
Edouard Lassalle, VP, Head of Market Relations, e.lassalle@criteo.com
Friederike Edelmann, IR Director, f.edelmann@criteo.com

Criteo Public Relations
Isabelle Leung-Tack, VP, Global Communications, i.leungtack@criteo.com
2